PRESS RELEASE

For Immediate Release Ormat Technologies Contact: Dita Bronicki CEO and President +1-775-356-9029 dbronicki@ormat.com	Investor Relations Contact Jeff Corbin/Todd Fromer KCSA Worldwide 212-896-1214/212-896-1215 jcorbin@kcsa.com/tfromer@kcsa.com

FOR IMMEDIATE RELEASE

Ormat Technologies, Inc. Reports Second Quarter 2005 Results

Revenues of $55.7 Million for the quarter ended June 30, 2005
Net Income of $0.13 per share

Company announces quarterly cash dividend of $0.03 per share

SPARKS, Nevada, August 11, 2005 -- ORMAT Technologies, Inc. (NYSE: ORA) today announced financial results for the second quarter ended June 30, 2005. For the quarter, total revenues were $55.7 million as compared to $52.1 million for the same period in 2004, an increase of 7.0%.

Electricity segment revenues for the quarter were $42.1 million, an increase of 14.6% as compared to $36.8 million during the same period in 2004. This increase is primarily attributable to revenues from the Steamboat Hills project and the Puna project, which were acquired during the second quarter of 2004. Products segment revenues for the quarter were $13.6 million compared to $15.3 million during the same period in 2004, a decrease of 11.2%. This decrease reflects the usual quarterly fluctuations in the revenues generated from our products segment.

Net income for the quarter ended June 30, 2005 was $4.1 million or $0.13 per share of common stock as compared with $3.5 million or $0.15 per share of common stock during the same period in 2004. There were 31.6 million weighted average shares outstanding during the second quarter of 2005 and 23.2 million during the same period in 2004.

For the quarter ended June 30, 2005, the Company's gross margin was 30.2% compared to 36.6% during the same period in 2004. Operating income for the quarter ended June 30, 2005 was $11.5 million as compared with $13.2 million for the same period in 2004, a decrease of 13.2%. The lower gross margins were attributable to a portion of the new Puna project refinancing lease payments reflected in the cost of revenues, and higher than average operating costs at our Ormesa project.

Adjusted EBITDA for the quarter ended June 30, 2005 was $25.0 million as compared with $22.2 million for the same period in 2004. Adjusted EBITDA includes operating income, depreciation and amortization totaling $4.9 million, for the quarters ended June 30, 2005 and $3.8 million for the quarter ended June 30, 2004, related to the Company's unconsolidated investment interest of 50% in the Mammoth project in California and 80% in the Leyte project in the Philippines. The reconciliation of GAAP net income to Adjusted EBITDA is set forth below in this release.

For the six months ended June 30, 2005, total revenues were $109.6 million, a 10.0% increase over total revenues of $99.7 million for the same period in 2004. Net income for the six months ended June 30, 2005 was $8.0 million or $0.25 per common share as compared to $6.3 million, or $0.27 per share for the same period of 2004. There were 31.6 million weighted average shares outstanding during the first half of 2005 and 23.2 million during the same period in 2004.

For the six months ended June 30, 2005, the Company's gross margin was 33.2% compared to 36.1% during the same period in 2004. Operating income for the six months ended June 30, 2005 was $24.9 million as compared with $25.6 million for the same period in 2004, a decrease of 2.9%. The lower gross margins were attributable to a portion of the new Puna project refinancing lease payments reflected in the cost of revenues, and higher than average operating costs at our Ormesa project.

Adjusted EBITDA for six months ended June 30, 2005 was $51.4 million as compared with $46.7 million for the same period in 2004. Adjusted EBITDA includes operating income, depreciation and amortization totaling $8.9 million for the six months ended June 30, 2005, and $6.9 million for the six months ended June 30, 2004, related to the Company's unconsolidated investment interest of 50% in the Mammoth project in California and 80% in the Leyte project in the Philippines. The reconciliation of GAAP net income to Adjusted EBITDA is set forth below in this release.

As of June 30, 2005, the Company had cash, cash equivalents and marketable securities of $105.0 million compared to $125.9 million as of December 31, 2004. The decrease in the Company's cash position was principally due to capital expenditures, and the repayment of long-term debt, offset by an increase of $71 million as a result of the refinancing of the Puna project in May 2005.

On August 11, 2005, Ormat's Board of Directors approved the payment of a quarterly cash dividend of $0.03 per common share pursuant to the Company's dividend policy, which targets an annual payout ratio of at least 20% of the Company's net income, subject to Board approval. The dividend will be paid on September 1, 2005 to shareholders of record as of the close of business on August 22, 2005. The Company expects to pay the same dividend, of $0.03 per common share, in the next quarter as well.

Commenting on the results, Dita Bronicki, President and Chief Executive Officer of Ormat said, "The second quarter was consistent with our plans. In our electricity segment, we continued to make substantial investments toward the construction of new plants and enhancement of certain existing plants, notably Puna, Heber and Galena, with the expectation that these plants and enhancements will be completed by the end of the fourth quarter. These three projects when completed will add 32 megawatts of net generating capacity, and will increase our total generating capacity by more than 10 percent. Additionally, in the beginning of the third quarter we commenced the construction activities of the Amatitlan and Desert Peak 2 projects."

"Ormat strengthened its position in the recovered energy generation business in the second quarter by entering a new Supply and Engineering, Procurement and Construction contract with a western Canadian pipeline. We believe this contract further demonstrates the considerable growth potential in recovered energy, and we are confident that we have the appropriate assets, technology and skill sets to pursue additional opportunities in this market as they arise."

Commenting on the outlook for 2005, Ms. Bronicki said, "We remain on track to grow and remain in a solid position with regard to our product backlog. As such, we maintain our 2005 revenue guidance at approximately $170 million in our electricity segment. We also continue to expect an additional $18 million of revenue from our share of electricity revenue generated by subsidiaries and accounted for under the equity method. With regard to our products segment, we currently expect to deliver towards the higher end of our guidance range for 2005 of between $53 million and $60 million.

"The Energy Policy Act of 2005, which became law when signed by the President on August 8, 2005, extends a tax subsidy in the form of a "production tax credit" of 1.9 cents per kWh for companies that generate electricity from geothermal fluids" Ms. Bronicki said. "It may be claimed on the electricity output of new geothermal power plants put into service during a "window period" that runs from October 23, 2004 through December 31, 2007. This production tax credit can provide significant benefits to projects that we may bring into service during such window period, added Ms. Bronicki, and in that regard we expect that it will benefit our growth potential for several years."

Conference Call Details

Ormat will host a conference call to discuss its financial results and other matters discussed in this press release at 4:30 p.m. U.S. E.D.T. on Thursday, August 11, 2005. The call will be available as a live, listen-only webcast at www.ormat.com and www.kcsa.com. A 30-day archive of the webcast will be available approximately 2 hours after the conclusion of the live call. To listen to a replay, please call 1-877-519-4471 in the United States and Canada and 1-973-341-3080 for international callers and utilize code 6267133.

About Ormat Technologies

Ormat Technologies, Inc. is a vertically integrated company primarily engaged in the geothermal and recovered energy power business. The Company designs, develops, builds, owns and operates geothermal power plants. It also designs, develops and builds, and plans to own and operate, recovered energy-based power plants. Additionally, the Company designs, manufactures and sells geothermal and recovered energy power units and other power generating equipment, and provides related services. Ormat products and systems are covered by more than 70 patents. Ormat currently has operations in the United States, Israel, the Philippines, Guatemala, Kenya, and Nicaragua.

Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to the Company's plans, objectives and expectations for future operations and are based upon management's current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see "Risk Factors" as described in the Company's 10-K/A filed with the Securities and Exchange Commission on April 12, 2005. These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

About non – GAAP financial measures

This press release includes a financial measure defined as a non-GAAP financial measure by the Securities and Exchange Commission: adjusted EBITDA. This measure may be different from non-GAAP financial measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. Management of Ormat Technologies, Inc. believes that adjusted EBITDA provides meaningful supplemental information that both management and investors benefit from in assessing Ormat Technologies' ability to service and/or incur debt.

Condensed Consolidated Statements of Operations
For the three and six-months periods ended June 30, 2005 and 2004

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
	(in thousands, except per share amounts)		(in thousands, except per share amounts)
Revenues:
Electricity:
Energy and capacity	$25,458	$24,682	$49,967	$48,048
Lease portion of energy and capacity	16,650	12,074	32,593	22,167
Total electricity	42,108	36,756	82,560	70,215
Products	13,631	15,345	27,075	29,491
Total revenues	55,739	52,101	109,635	99,706
Cost of revenues:
Electricity:
Energy and capacity	20,111	14,863	36,384	29,440
Lease portion of energy and capacity	7,394	6,359	14,733	11,172
Total electricity	27,505	21,222	51,117	40,612
Products	11,427	11,794	22,110	23,122
Total cost of revenues	38,932	33,016	73,227	63,734
Gross margin	16,807	19,085	36,408	35,972
Operating expenses:
Research and development expenses	714	900	1,094	1,202
Selling and marketing expenses	1,651	2,092	3,859	3,946
General and administrative expenses	2,975	2,887	6,602	5,219
Operating income	11,467	13,206	24,853	25,605
Other income (expense):
Interest income	1,075	187	1,885	431
Interest expense	(9,502)	(10,952)	(19,800)	(19,475)
Foreign currency translation and transaction gains (losses)	39	(76)	(44)	(397)
Other non-operating income	72	169	112	145
Income before income taxes, minority interest, and equity in income of investees	3,151	2,534	7,006	6,309
Income tax provision	(1,154)	(478)	(2,634)	(1,957)
Minority interest in earnings of subsidiaries	-	-	-	(108)
Equity in income of investees	2,097	1,486	3,630	2,035
Net income	4,094	3,542	8,002	6,279
Other comprehensive income (loss), net of related taxes:
Loss in respect of derivative instruments designated for cash flow hedge (net of tax of $508,000 and $354,000 for the three and six-month periods ended June 30, 2005, respectively)	(828)	--	(574)	--
Unrealized gain (loss) on marketable securities available-for-sale (net of tax of $(15,000) and $23,000 for the three and six-month periods ended June 30, 2005, respectively)	(27)	--	35	--
Comprehensive income	$3,239	$3,542	$7,463	$6,279
Basic and diluted income per share:
Net income	$0.13	$0.15	$0.25	$0.27
Weighted average number of shares out standing	31,563	23,227	31,563	23,227

Ormat Technologies, Inc. and Subsidiaries
Consolidated Balance Sheets
As of June 30, 2005 and December 31, 2004

	June 30 2005	December 31, 2004
	(Unaudited)
	(in thousands, except share and per share amounts)
Assets
Current assets:
Cash and cash equivalents	$47,224	$36,750
Marketable securities	57,756	89,166
Restricted cash, cash equivalents and marketable securities	34,908	3,676
Receivables:
Trade	35,344	26,913
Related entities	863	2,413
Other	2,146	1,816
Inventories, net	9,141	6,046
Costs and estimated earnings in excess of billings on uncompleted contracts	3,457	3,164
Deferred income taxes	1,235	1,001
Prepaid expenses and other	2,141	2,377
Total current assets	194,215	173,322
Restricted cash, cash equivalents and marketable securities	8,950	19,339
Unconsolidated investments	48,362	48,818
Deposits and other	12,677	13,759
Deferred income taxes	4,345	3,044
Property, plant and equipment, net	455,893	466,826
Construction-in-process	104,085	60,177
Deferred financing costs, net	18,557	15,873
Intangible assets, net	47,540	48,930
Total assets	$894,624	$850,088
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$49,819	$37,565
Billings in excess of costs and estimated earnings on uncompleted contracts	10,844	6,139
Current portion of long-term debt:
Limited and non-recourse	9,082	8,295
Full recourse	1,000	24,361
Senior secured notes (non-recourse)	7,814	6,090
Due to Parent, including current portion of notes payable to Parent	37,520	40,531
Total current liabilities	116,079	122,981
Long-term debt, net of current portion:
Limited and non-recourse	154,836	159,370
Full recourse	2,000	3,000
Senior secured notes (non-recourse)	178,692	183,399
Notes payable to Parent, net of current portion	155,198	171,809
Other liabilities	1,349	1,389
Deferred lease income	70,713	-
Deferred income taxes	19,913	18,368
Liabilities for severance pay	11,202	11,129
Asset retirement obligation	11,045	10,665
Total liabilities	721,027	682,110
Minority interest in net assets of subsidiaries	64	64
Commitments and contingencies (Note 10)
Stockholders' equity:
Common stock, par value $0.001 per share; 200,000,000 shares authorized; 31,562,496 shares issued and outstanding	31	31
Additional paid-in capital	124,008	124,008
Unearned stock-based compensation	(194)	(244)
Retained earnings	50,549	44,441
Accumulated other comprehensive loss	(861)	(322)
Total stockholders' equity	173,533	167,914
Total liabilities and stockholders ' equity	$894,624	$850,088

Ormat Technologies, Inc. and Subsidiaries
Reconciliation of adjusted EBITDA
(Dollars in thousands)

Reconciliation from net income to adjusted EBITDA:

EBITDA represents net income before interest, taxes, depreciation and amortization. Adjusted EBITDA includes operating income, depreciation and amortization of our equity investments in the Mammoth and Leyte projects. EBITDA and adjusted EBITDA are presented because we believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of a Company's ability to service and/or incur debt. However, other companies in our industry may calculate EBITDA and adjusted EBITDA differently than we do. EBITDA and adjusted EBITDA are not measurements of financial performance under accounting principles generally accepted in the United States of America and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with accounting principles generally accepted in the United States of America. The following table reconciles net income to EBITDA and adjusted EBITDA, for the three and six-month periods ended June 30, 2005 and 2004:

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
Net income	$4,094	$3,542	$8,002	$6,279
Adjusted for:
Equity in income of investees	(2,097)	(1,486)	(3,630)	(2,035)
Financing expenses, net (including amortization of deferred financing costs)	8,388	10,841	17,959	19,441
Other non-operating income	(72)	(169)	(112)	(145)
income tax provision	1,154	478	2,634	1,957
Minority interest in earnings of subsidiaries	0	0	0	108
Depreciation and amortization	8,663	5,116	17,618	14,258
EBITDA	20,130	18,322	42,471	39,863
Equity in income of Mamoth-Pacific L.P and Ormat Leyte	1,885	1,324	3,210	1,713
Depreciation, amortization, interest and income taxes attributable to our equity in Mammoth-Pacific L.P. and Ormat Leyte	3,015	2,508	5,683	5,161
Adjusted EBITDA	25,030	22,154	51,364	46,737